                                                 Exhibit 5(b)



                     SUB-ADVISORY AGREEMENT

         AGREEMENT made as of the 22nd day of July, 1992, by and between Alliance Capital Management L.P., a Delaware limited partnership having its principal office at 1345 Avenue of the Americas, New York, New York (the "Investment Adviser"), and Dempsey & Company International Limited, a corporation having its principal office at Unit 1/11, Harbour Yard, Chelsea, London, England (the "Sub-Adviser").

                           WITNESSETH:

         WHEREAS, the Investment Adviser has established a U.S. registered investment company named Alliance Variable Products Series Fund, Inc. (the "Fund") and has entered into an investment advisory agreement (hereinafter called the "Investment Advisory Agreement"), a copy of which has been furnished to the Sub-Adviser, pursuant to which the Fund has engaged the Investment Adviser to manage the investment and reinvestment of its assets; and

         WHEREAS, as permitted under the Investment Advisory Agreement, the Investment Adviser desires to employ the Sub-Adviser to provide the investment management and other services specified below with respect to the assets of the Global Bond Portfolio of the Fund (the "Portfolio"); and

         WHEREAS, the Sub-Adviser is willing to perform such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is agreed as follows:

         10. (a) The Sub-Adviser agrees to develop and supervise a continuous investment program for the Portfolio. The Sub-Adviser agrees to make decisions with respect to all purchases and sales of the Portfolio's portfolio securities and other investment assets and the placement of such transactions with issuers, brokers and dealers. The Sub-Adviser's activities under this Agreement will at all times be subject to the supervision of the Investment Adviser.

         (b) The Sub-Adviser will keep the Investment Adviser in touch with important developments affecting the Portfolio and will on its own initiative furnish the Investment Adviser from time to time with such information as the Sub-Adviser may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Portfolio, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Portfolio maintains investments. The Sub-Adviser will also furnish the Investment Adviser with such statistical and analytical information with respect to the Portfolio's portfolio positions as the Sub-Adviser may believe appropriate or as the Investment Adviser reasonably may request.

         (c) The Sub-Adviser will carry out reviews of the investment portfolio of the Portfolio whenever the Sub-Adviser shall deem necessary or the Investment Adviser shall reasonably require and the Sub-Adviser will obtain for the Investment Adviser from time to time valuations of such investments held in the Portfolio as the Investment Adviser may require.

         11. In consideration of the services to be performed by the Sub-Adviser hereunder, the Investment Adviser will pay the Sub-Adviser a monthly fee at the annual rate of .40 of 1% of the average daily value of the net assets of the Portfolio. Such fee shall be accrued by the Investment Adviser daily and shall be payable in arrears for services performed during each calendar month within fifteen days following the end of such month. In the event this Agreement is not in effect during an entire calendar month, such fee shall be pro-rated accordingly.

         12. The Sub-Adviser will bear all of its expenses in connection with the performance of its services hereunder and will from time to time at its sole expense employ or associate with itself such persons as it believes to be particularly fitted to assist it in the execution of its duties. If in any fiscal year the net expenses of the Portfolio (except interest, taxes, brokerage, fees paid in accordance with an effective plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, expenditures which are capitalized in accordance with generally acceptable accounting principles and extraordinary expenses, all to the extent permitted by applicable state law and regulation) exceed the limits applicable to the Portfolio under the laws or regulations of any state in which the Portfolio's shares are qualified for sale, or in the event the net expenses of the Portfolio exceed any expense limitation imposed voluntarily by the Investment Adviser in its sole discretion, the Sub-Adviser shall reimburse the Investment Adviser for that portion of such excess which bears the same relation to the total of such excess as the Sub-Adviser's fee hereunder bears to the total fee paid for the fiscal year with respect to the Portfolio pursuant to the Investment Advisory Agreement between the investment adviser and the Fund (reduced pro rata for any portion of less than a year).




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

         13. The Investment Adviser and the Sub-adviser will jointly form an investment committee, comprised of an equal number of representatives of the Investment Adviser and the Sub-Adviser, to exchange opinions on the portfolio's basic investment policy, including the balance between investments in various geographic areas and of various maturities as well as anticipated currency relationships. Such investment committee shall meet at least semi-annually.

         14. The Sub-Adviser agrees that it will be in full compliance with any provisions of the Investment Company Act of 1940 and the investment advisers act of 1940 applicable to it and its directors, officers or employees, and to interested persons with respect to it.

         15. The Sub-Adviser's services to the investment adviser are not to be deemed exclusive, and the Sub-Adviser is free to render similar services to others.

         16. Nothing herein shall be construed as constituting the Sub-Adviser an agent of the Investment Adviser or of the Fund.

         17. The Investment Adviser agrees that the Sub-adviser may rely on information reasonably believed by it to be accurate and reliable. The Investment Adviser further agrees that, except as may otherwise be provided by the Investment Company Act of 1940, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Investment Adviser, the Fund or the Fund's securityholders to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of its reckless disregard of its obligations and duties hereunder.

         18. This agreement shall become effective on the date hereof and shall continue in effect until December 31, 1992 and thereafter for successive twelve month periods (computed from each January 1) provided that such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Directors who are not interested persons of the Fund, the Sub-Adviser or the Investment Adviser, cast in person at a meeting called for the purpose of voting on such approval and (ii) a majority of the Fund's Directors or the holders of a majority of the outstanding voting securities of the portfolio. This agreement may nevertheless be terminated at any time, without penalty, by the Investment Adviser or by the Fund's Board of Directors or by vote


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

of holders of a majority of the outstanding voting securities of the portfolio, upon sixty (60) days' written notice delivered or sent by registered mail, postage prepaid, to the Sub-Adviser, at its address given above or at any other address of which the Sub-Adviser shall have notified the investment adviser in writing, or by the Sub-Adviser upon sixty (60) days' written notice to the Investment Adviser and to the Portfolio, and shall automatically be terminated in the event of its assignment or of the assignment of the investment advisory agreement. Any such notice shall be deemed given when received by the addressee.

         19. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto, and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of
(i) the holders of a majority of the outstanding voting securities of the portfolio and (ii) a majority of the members of the fund's board of directors who are not interested persons of the fund, the Sub-Adviser or the Investment Adviser, cast in person at a meeting called for the purpose of voting on such approval.

         20. This Agreement shall be construed in accordance with the laws of the state of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Investment Company act of 1940. As used herein the terms "interested person", "assignment" and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the Investment Company act of 1940.

         IN WITNESS WHEREOF, this Agreement has been entered into the day and year first above written.

                        Alliance Capital Management L.P.
                        By Alliance Capital Management
                        Corporation, General Partner

                        By /s/ John D. Carifa
                          --------------------------------
                        Title:  Executive Vice President

                        Dempsey & Company International Limited

                        By /s/ I.P. Butler
                          --------------------------------

                        Title: Director

Approved:

Alliance Variable Products Series Fund, Inc.

/s/ David H. Dievler
-------------------------------
Title:  Chairman




























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